Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Cape Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-146178 on Form S-1 of Cape Bancorp, Inc. (the Company) of our reports dated March 15, 2010, with respect to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.
Our report dated March 15, 2010, on the consolidated financial statements of the Company as of December 31, 2009, refers to the Company’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), in 2009.
Philadelphia, Pennsylvania
March 15, 2010